As filed with the Securities and Exchange Commission on June 9, 2006.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CARDINAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	54-1874630 (I.R.S. Employer Identification No.)
8270 Greensboro Drive, Suite 500 McLean, Virginia (Address of Principal Executive Offices)	22102 (Zip Code)

CARDINAL FINANCIAL CORPORATION

2002 EQUITY COMPENSATION PLAN

(Full title of the plan)

Bernard H. Clineburg

Chairman and Chief Executive Officer
Cardinal Financial Corporation
8270 Greensboro Drive, Suite 500
McLean, Virginia  22102

(Name and address of agent for service)

(703) 584-3400
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $1.00 per share	450,000	$11.57	$5,206,500	$558

(1)                                  The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(2)                                  Pursuant to Rule 457(h), the registration fee is based on the average of the high $(11.79) and low $(11.35) prices reported on the Nasdaq National Market on June 7, 2006.

EXPLANATORY NOTE

Cardinal Financial Corporation (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8, Registration No. 333-111672, on December 31, 2003 (the “Original Registration Statement”), registering 700,000 shares of its common stock, par value $1.00 per share (“Common Stock”), pursuant to the Cardinal Financial Corporation 2002 Equity Compensation Plan (the “Plan”). On August 10, 2005, the Registrant filed a second Registration Statement on Form S-8, Registration No. 333-127395, registering an additional 1,270,000 shares of its Common Stock pursuant to the Plan. The Registrant’s Board of Directors has adopted, and on April 21, 2006 the Registrant’s shareholders approved, an amendment to the Plan (the “Amendment”) that reflected an increase in the number of shares of Common Stock currently reserved for issuance under the Plan from 1,970,000 to 2,420,000 (an increase of 450,000 shares). This Registration Statement on Form S-8 is being filed with respect to the registration of the additional 450,000 shares of Common Stock authorized by the Amendment.

In accordance with Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), Items 4, 7 and 9 of Part II of the Original Registration Statement are hereby incorporated by reference into this Registration Statement. This Registration Statement on Form S-8 is being filed pursuant to Rule 462(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof to the extent such documents are considered filed with the Commission:

(1)                                  the Registrant’s Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2005, File No. 0-24557;

(2)                                  the portions of the Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders held on April 21, 2006 that have been incorporated by reference into the Form 10-K;

(3)                                  the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, File No. 0-24557;

(4)                                  the Registrant’s Current Reports on Form 8-K filed January 23, 2006, March 6, 2006, March 10, 2006, April 25, 2006, and April 27, 2006, File No. 0-24557; and

(5)                                  the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed July 1, 1998, File No. 0-24557.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent such documents are considered filed with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.                    Interests of Named Experts and Counsel

Williams Mullen, counsel to the Registrant, has rendered its opinion that the Common Stock, when issued pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable. Such counsel does not have a substantial interest in or connection with the Registrant or its subsidiaries requiring disclosure herein.

Item 6.                    Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he or she has met the standard of conduct prescribed by the Virginia Code, and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

Item 8.                    Exhibits

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

4.1	Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form SB-2, Registration No. 333-82946 (the “Form SB-2”).

4.2	Articles of Amendment to the Articles of Incorporation of the Registrant, setting forth the designation for the Series A Preferred Stock, incorporated by reference to Exhibit 3.2 to the Form SB-2.

4.3

Bylaws of the Registrant (restated in electronic format to reflect all amendments through April 21, 2004), incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the period ended March 31, 2004.

4.4	Cardinal Financial Corporation 2002 Equity Compensation Plan, as amended as of April 21, 2006.*

4.5	Form of Common Stock Certificate, incorporated by reference to Exhibit 4.1 to the Form SB-2.

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1).*

23.2	Consent of KPMG LLP.*

24.1	Powers of Attorney (included on Signature Page).*

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax County, Commonwealth of Virginia, on this 8th day of June, 2006.

CARDINAL FINANCIAL CORPORATION

By:	/s/ Bernard H. Clineburg
Bernard H. Clineburg
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints Bernard H. Clineburg and Robert A. Cern, each of whom may act individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bernard H. Clineburg	Chairman and Chief Executive Officer and Director	June 8, 2006
Bernard H. Clineburg	(Principal Executive Officer)

/s/ Robert A. Cern	Executive Vice President and Chief Financial Officer	June 8, 2006
Robert A. Cern	(Principal Financial Officer)

Signature	Title	Date

/s/ Jennifer L. Deacon	Senior Vice President and Controller	June 8, 2006
Jennifer L. Deacon	(Principal Accounting Officer)

/s/ B.G. Beck	Director	June 8, 2006
B. G. Beck

/s/ William G. Buck	Director	June 8, 2006
William G. Buck

/s/ Sidney O. Dewberry	Director	June 8, 2006
Sidney O. Dewberry

	Director	June 8, 2006
John W. Fisher

/s/ Michael A. Garcia	Director	June 8, 2006
Michael A. Garcia

/s/ J. Hamilton Lambert	Director	June 8, 2006
J. Hamilton Lambert

/s/ William E. Peterson	Director	June 8, 2006
William E. Peterson

/s/ James D. Russo	Director	June 8, 2006
James D. Russo

/s/ John H. Rust, Jr.	Director	June 8, 2006
John H. Rust, Jr.

/s/ George P. Shafran	Director	June 8, 2006
George P. Shafran

/s/ Alice M. Starr	Director	June 8, 2006
Alice M. Starr

EXHIBIT INDEX

TO
FORM S-8 REGISTRATION STATEMENT

Exhibit
Number	Description of Exhibit

4.1	Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form SB-2, Registration No. 333-82946 (the “Form SB-2”).

4.2	Articles of Amendment to the Articles of Incorporation of the Registrant, setting forth the designation for the Series A Preferred Stock, incorporated by reference to Exhibit 3.2 to the Form SB-2.

4.3

Bylaws of the Registrant (restated in electronic format to reflect all amendments through April 21, 2004), incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the period ended March 31, 2004.

4.4	Cardinal Financial Corporation 2002 Equity Compensation Plan, as amended as of April 21, 2006.*

4.5	Form of Common Stock Certificate, incorporated by reference to Exhibit 4.1 to the Form SB-2.

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1).*

23.2	Consent of KPMG LLP.*

24.1	Powers of Attorney (included on Signature Page).*

*Filed herewith